NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA OR JAPAN, OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF RELEVANT LAWS OR REQUIRE REGISTRATION THEREOF
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
December 20, 2010
RECOMMENDED COMBINATION
of
OJSC URALKALI
and
OJSC SILVINIT
The Boards of Directors of OJSC Uralkali (“Uralkali”) and OJSC Silvinit (“Silvinit”) announce the proposed combination of Uralkali with Silvinit, creating a leader in the global potash market.
The proposed combination (the “Proposed Combination”) will be effected through the acquisition of 1,565,151 Silvinit ordinary shares, representing approximately 20 per cent. of its ordinary share capital, for US$894.5 per ordinary Silvinit share, or a total cash consideration of US$1.4 billion (the “Proposed Acquisition”), and implementation of a statutory merger of Uralkali and Silvinit, through the issuance of Uralkali ordinary shares for the remaining ordinary and preferred share capital of Silvinit (the “Proposed Merger”). In the Proposed Merger, Silvinit will cease to exist and Silvinit shareholders, other than Uralkali, will receive 133.4 Uralkali ordinary shares for each 1 ordinary share in Silvinit and 51.8 Uralkali ordinary shares for each 1 preferred share in Silvinit.
Uralkali will be the surviving entity following the Proposed Combination, with its ordinary shares traded on the RTS and MICEX exchanges in Moscow and its global depositary receipts (with each depositary receipt representing five ordinary shares) (“GDRs”) traded on the London Stock Exchange.
The Boards of Uralkali and Silvinit have recommended the Proposed Combination by means of a nil premium merger and determined the exchange ratio taking into account independent appraisals. The ordinary share and preferred share exchange ratio for Silvinit shareholders ensures that the Proposed Combination is in the interests of the shareholders of both companies. The Proposed Combination, if completed, is expected to be accretive to Uralkali shareholders in the first full year of consolidation of the two companies.1
The market capitalisation of the Combined Group, based on the closing prices on 17 December 2010 of the ordinary shares of Uralkali and the ordinary and preferred shares of Silvinit, was US$23.9 billion.
The Proposed Combination will create one of the world’s leading potash companies, a leading global fertilizer producer and one of Russia’s leading mineral resource companies. The Proposed Combination of Uralkali and Silvinit (the “Combined Group”) will:
•	create one of the largest potash companies worldwide, with leading levels of production and production capacity;

•	have a cost structure that is amongst the lowest in the potash industry;

•	have a global sales reach, with 84 per cent. of its combined 1H 2010 sales going to export markets, including such fast developing economies as Brazil, India, China and Southeast Asia; and

•	have a cost and capital structure that will enable it to compete vigorously and take advantage of the expected growth in demand from the positive underlying dynamics of the potash market.
In addition, the Combined Group will own an attractive portfolio of development opportunities, including existing brownfield and greenfield development projects, to sustain its organic long-term growth. The Combined Group will have a sound capital structure to support its growth strategy, continue to be a strong reliable partner for its customers and provide a stable environment for its employees and other stakeholders.
The Uralkali and Silvinit Boards expect that the Proposed Combination will lead to significant synergies, including, among other things, operational and transportation efficiencies, reductions in SG&A, and integrated development of the asset base.
At a meeting held on 20 December 2010, the Uralkali Board called an Extraordinary General Meeting of its shareholders, scheduled for 4 February 2011, to consider the

Proposed Acquisition, the Proposed Merger and related matters. The Uralkali Board has recommended that Uralkali Shareholders vote in favour of the Proposed Acquisition and the Proposed Merger. The Proposed Merger also requires the approval of Silvinit’s shareholders, and an Extraordinary General Meeting of Silvinit’s shareholders is scheduled for 4 February 2011 to consider the Proposed Merger. At a meeting held on 20 December 2010, the Board of Directors of Silvinit recommended that Silvinit’s shareholders vote in favour of the Proposed Merger.
On 20 December 2010, VTB Capital plc rendered its opinion to the Board of Directors of Uralkali that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the cash consideration paid in the Proposed Acquisition, and the ordinary share exchange ratio and preferred share exchange ratio used in the Proposed Merger, were fair from a financial point of view to Uralkali and its shareholders.
Commenting on the Proposed Combination, Pavel Grachev, Chief Executive Officer and member of the Board of Directors of Uralkali, said:
“In announcing this transaction today, the Uralkali Board believes that it has taken a critical step towards the creation of a leader in the global potash sector and that the Combined Group will benefit from the opportunities that will arise in this highly dynamic industry. By combining the assets of two leading regional businesses which have a natural strategic fit, the Uralkali Board believes that the long term benefits for shareholders and customers will be considerable and that Uralkali shareholders should vote in favour of the Proposed Combination.”
Commenting on the Proposed Combination, Vladislav Baumgertner, Chief Executive Officer and member of the Board of Directors of Silvinit, said:
“The Board of Silvinit recognizes the strong rationale for the merger of these two complementary businesses, and believes that the combined entity, positioned as one of the world’s leading potash companies, will provide a platform for long term growth, which will be beneficial for shareholders, customers, employees and other stakeholders. The Board recommends that Silvinit shareholders vote in favour of the Proposed Merger”.
The Proposed Acquisition is subject to Uralkali shareholder approval of the Proposed Acquisition and receipt of any required financing to pay for the Proposed Acquisition. The Proposed Merger is subject to Uralkali and Silvinit shareholder approval of the Proposed Merger and receipt of government and regulatory approvals.
Completion of the Proposed Combination is expected by the end of the second quarter 2011.
Additional information
A full version of the RNS announcement for the London Stock Exchange regarding the Proposed Combination can be accessed on the Uralkali website (www.uralkali.com) and LSE website (www.londonstockexchange.com).

In the Proposed Merger, as presented in accordance with Russian law, the ordinary share exchange ratio will be 1 Uralkali ordinary share for each 0.007495 ordinary share in Silvinit, and the preferred share exchange ratio will be 1 Uralkali ordinary share for each 0.019297 preferred share in Silvinit. The ordinary share and preferred share exchange ratios presented in this announcement have been computed as the inverse of the statutory exchange coefficients with subsequent rounding to the first digit.
The market capitalisation of the Combined Group set forth in this announcement has been calculated using the closing price on 17 December 2010 of the ordinary shares of Uralkali on MICEX, the ordinary shares of Silvinit on MICEX and the preferred shares of Silvinit on the RTS Board over-the-counter market, and the RUB/US$ exchange rate, as established by the Central Bank of Russia on 17 December 2010, of RUB 30.7528 per US$1.
VTB Capital Plc and Goldman Sachs International and Goldman Sachs (Russia) are acting as financial advisors and Debevoise & Plimpton LLP is acting as legal counsel to Uralkali. The Board of Directors of Silvinit has received certain financial advice from Merrill Lynch International and OOO Merrill Lynch Securities (together and each individually, “Merrill Lynch”).
Conference call
Uralkali will be hosting a conference call for investors today at 17:00 Moscow time, 14:00 London time, 9:00 New York time. The dial-in details are provided below:
For English — conference ID 4395653#
Russia Toll Free: 8-495-580-9543
UK Access Number: 44-207-153-2027
UK Toll Free: 0800-358-0886
US Access Number: 1-480-629-9771
US Toll Free: 1-877-941-6013
For Russian — conference ID 4395688#
Russia Toll Free: 8-495-580-9543
Replay Details
A replay of the conference call will be available until December 27th, 2010. To access MP3 audio file, please go to Uralkali website, the investor calendar section:
http://www.uralkali.com/eng/investors/kalendar/
Access Code for Replay in English 4395653#
Access Code for Replay in Russian 4395688#
UK +44 207 959 6720
US +1 303 590 3030
About Uralkali
Uralkali is one of the world’s leading publicly-traded dedicated potash producers. Uralkali also has one of the world’s leading potash export platforms through its joint venture interest in Belarusian Potash Company. Uralkali is listed on the RTS and MICEX stock exchanges (URKA). In 2007, Uralkali obtained admission of GDRs to the Official List of the UKLA and to trading on the regulated market of the International Order Book of the London Stock Exchange (URKA LI). For more information on Uralkali, visit www.uralkali.com.
About Silvinit
Silvinit is among the world’s largest potash producers. Silvinit operates three mines at the Verkhnekamskoe deposit of potassium and magnesium salts in the Perm region of the Urals in Russia, in close proximity to Uralkali’s operations. In addition, Silvinit’s wholly-owned subsidiary Kamskaya Gornaya Kompaniya has a licence to develop the Polovodovsky site, which is located adjacent to Silvinit’s three existing mines. Silvinit’s ordinary and preferred shares are listed on the RTS (ordinary shares: SILV, preferred shares: SILVP) and MICEX (SILV) stock exchanges in Russia. For more information on Silvinit, visit www.silvinit.com.
Enquiries:
Investor Relations
Anna Batarina, CFA
Vice President, Investor Relations, Uralkali
Tel.: +7 (495) 730 2371
E-mail: anna.batarina@msc.uralkali.com
Media Relations
Alexey Sotskov
Head of Media Relations, Uralkali
Tel.: +7 (495) 730 2373
E-mail: alexey.sotskov@msc.uralkali.com
Brian Cattell / James Devas
Maitland Communications
Tel: +44 (20) 7379 5151
E-mail: bcattell@maitland.co.uk
(1) These statements do not constitute a profit forecast and should not be interpreted to mean that the earnings per share in any financial period will necessarily match or be greater than those for the relevant preceding period.

IMPORTANT NOTICES
General
This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase, exchange or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document.
VTB Capital Plc (“VTB Capital”) and Goldman Sachs International, each of which is authorised and regulated in the United Kingdom by the Financial Services Authority, as well as Goldman Sachs (Russia) (together with Goldman Sachs International, “Goldman Sachs”), are acting exclusively for Uralkali and no one else in connection with the Proposed Combination and will not be responsible to anyone other than Uralkali for providing the protections afforded to their respective clients, nor for providing advice in relation to the Proposed Combination, the contents of this announcement or any other matter referred to herein.
VTB Capital and its affiliates have had, may continue to have and may continue to seek to have, commercial or investment banking relationships with the principal parties to the transaction and their respective affiliates and, subject to the respective information barriers and relevant compliance and regulatory procedures, may actively hold debt and equity securities and other instruments for its own account or for the accounts of its customers.
Merrill Lynch is acting exclusively for Silvinit in connection with the Proposed Combination and for no one else and will not be responsible to anyone other than Silvinit for providing the protections afforded to its clients or for providing advice in relation to the Proposed Combination.
Uralkali will make public disclosure via the RNS of the London Stock Exchange of any developments concerning Silvinit without delay that would be required to be released under the UK Disclosure and Transparency Rules if GDRs of the Combined Group were admitted to trading on the regulated market of the International Order Book of the London Stock Exchange.
Overseas jurisdictions
The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England. Except as required by applicable law, copies of this announcement are not being, and may not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving this announcement should observe these restrictions and should not send or distribute documents in or into any Restricted Jurisdiction.

Notice to U.S. investors
It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of Uralkali and Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of Uralkali and Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
No profit forecast
Nothing in this announcement is intended to be, or is to be construed as, a profit forecast or to be interpreted to mean that earnings per Uralkali Share, Uralkali GDR, or Silvinit Share for the current or future financial years, or those of either Uralkali or Silvinit, will necessarily match or exceed the historically published earnings per Uralkali Share, Uralkali GDR or Silvinit Share.
Forward looking statements
This announcement, including any information included or incorporated by reference, may contain “forward-looking statements” concerning Uralkali and Silvinit. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Uralkali and Silvinit operations and potential synergies resulting from the Proposed Combination; and (iii) the effects of government regulation on the businesses of Uralkali and Silvinit. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements which speak only as at the date of this announcement. Each of Uralkali and Silvinit assumes no obligation in respect of, and does not intend to update, these forward-looking statements, except as required pursuant to applicable law and as set out under “General” above.